Exhibit 23.1 Consent of Ernst & Young LLP

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Long Term Incentive and Share Award Plan of ANADIGICS, Inc. and the Amended and Restated Employee Stock Purchase Plan of ANADIGICS, Inc. of our reports dated March 2, 2005, with respect to the consolidated financial statements and schedules of ANADIGICS, Inc., ANADIGICS, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ANADIGICS, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                                         /s/Ernst & Young LLP

                                         Ernst & Young LLP

MetroPark, New Jersey
June 17, 2005